Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

BANK FIRST NATIONAL CORPORATION

ARTICLE I

Name

The name of the corporation is BANK FIRST NATIONAL CORPORATION (the “Corporation”).

ARTICLE II

Purpose

The purpose or purposes for which the Corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, provided the Corporation shall not engage in the business of banking.

ARTICLE III

Capital Stock, Transfer Restriction

Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 25,000,000, of which 5,000,000 shall be serial preferred stock, $.01 par value per share (hereinafter the “Preferred Stock”), and of which 20,000,000 shall be common stock, par value $.01 per share (hereinafter “Common Stock”). Subject to applicable law, rule or regulation, shares of capital stock may be issued from time to time by the board of directors of the Corporation (the “Board of Directors”) without further approval of the shareholders of the Corporation.

A description of the different classes and series (if any) of the Corporation’s capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

A.       Common Stock. Except as otherwise provided in this Article III (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefore. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

B.        Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law pursuant to a resolution or resolutions adopted by the Board of Directors under authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. Before any shares of any such series are issued, the Board of Directors shall have the full authority permitted by law to fix, and hereby is expressly empowered to fix, by resolution or resolutions, full, limited, multiple, fractional or no voting rights and such designations, preferences, qualifications, privileges, limitations, restrictions, redemption rights, conversion rights and other special relative rights of the Preferred Stock or any series thereof that may be desired.

C.        Transfer Restriction. The capital stock of the Corporation shall be subject to such transfer restrictions as may be contained in the Bylaws of the Corporation at the time of their issuance or as may be subsequently imposed or created in accordance with Section 180.0627 of the Wisconsin Business Corporation Law or any successor thereto.

ARTICLE IV

Registered Office

The address of the registered office of the corporation is 402 North 8th Street, Manitowoc, Wisconsin 54220-4010, and the name of the registered agent at such address is Kelly M. Dvorak.

ARTICLE V

Directors

The number of directors constituting the Board of Directors, not less than six (6) nor more than fifteen (15), shall be fixed from time to time by the Bylaws of the Corporation. The Board of Directors shall be divided into three (3) classes of not less than two (2) nor more than five (5) directors each. The term of office of the first class of directors shall expire at the first annual meeting after their initial election under the provisions of this Article V, the term of office of the second class shall expire at the second annual meeting after their initial election under the provisions of this Article V, and the term of office of the third class shall expire at the third annual meeting after their initial election under the provisions of this Article V. At each annual meeting after the initial classification of the Board of Directors under this Article V, the class of directors whose term expires at the time of such election shall be elected to hold office until the third succeeding annual meeting.

Any director may be removed from office by affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director taken at a meeting of shareholders called for that purpose, and any vacancy so created may be filled by the affirmative vote of 80% of such shares.

ARTICLE VI

[Reserved]

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ARTICLE VII

Amendment

The Board of Directors may amend these Articles of Incorporation without shareholder action as permitted pursuant to Section 180.1002 of the Wisconsin Statutes or any successor provision thereto. Except for such permitted amendments or as otherwise provided herein, no amendment to the Articles of Incorporation shall amend, alter, change or repeal any of the provisions of the Articles of Incorporation, unless such amendment to the Articles of Incorporation shall receive the affirmative vote of the holders of 66-2/3% of all outstanding shares of stock of the Corporation entitled to vote on such amendment to the Articles of Incorporation; provided, however, that in the case of an amendment to Articles V, VII, VIII, IX or X of these Articles of Incorporation, the affirmative vote of the holders of at least 80% of the outstanding shares of stock of the Corporation entitled to vote on such amendment shall be required to adopt such amendment to the Articles of Incorporation. Notwithstanding the foregoing, the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on any amendment to the Articles of Incorporation shall be sufficient to adopt any amendment which is approved by resolution adopted by the affirmative vote of a majority of the entire Board of Directors in office at the time of such approval if adopted prior to the mailing to shareholders of the notice of the meeting at which the shareholders’ vote on such matter is to be held.

If, without regard to this Article VII, applicable law or these Articles of Incorporation would require a vote of shareholders of one or more classes of the Corporation’s outstanding shares, voting separately as a class, for, approval of an amendment to the Articles of Incorporation, then the 66-2/3%, 80% or majority vote (as the case may be) required by this Article VII shall also apply to each such class, voting separately as a class.

ARTICLE VIII

Shareholders Vote Required for Merger

Except as otherwise expressly provided herein:

A.       Any merger or consolidation of the Corporation with one or more other corporations (regardless of which is the surviving corporation), or;

B.       Any sale, lease or exchange of all or substantially all of the property and assets of the Corporation to or with one or more other corporations, persons or other entities shall require the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote on the matter.

However, the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on a matter described in Sections A or B above, shall apply to any such transaction which is approved by resolution adopted by the affirmative vote of the majority of the entire Board of Directors in office at the time of such approval, at any time prior to the mailing to shareholders of the notice of the meeting at which the shareholders’ vote on such matters is to be held.

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If, without regard to this Article, applicable law or these Articles of Incorporation would require a vote of shareholders of one or more classes of the Corporation’s outstanding shares, voting separately as a class, for approval of the transaction described in Sections A or B above and submitted to the shareholders for a vote, then the 80% or majority vote (as the case may be) required by this Article VIII shall also apply to each such class, voting separately as a class.

Notwithstanding the foregoing, the Corporation may merge into itself any corporation, of which at least 90% of the outstanding shares of each class is owned by the Corporation, without approval by a vote of shareholders of either corporation in accordance with the procedures set forth in Section 180.1104 of Wisconsin Business Corporation Law, or any successor of similar import as in effect at the time of such merger.

ARTICLE IX

Control Share Acquisitions

The capital stock of the Corporation shall be subject to the provision of Section 180.1150 of the Wisconsin Business Corporation Law or any successor thereto, including, without limitation, the limitations on voting rights contained therein.

ARTICLE X

Indemnification

The Corporation shall indemnify to the fullest extent permitted by the Wisconsin Business Corporation Law, as amended from time to time, each director and officer of the Corporation, and any such other employee or agent of the Corporation as the Board of Directors shall so resolve to indemnify. The Corporation may, but shall not be required, to purchase insurance for purposes of implementing its obligations hereunder, and may enter into contracts with directors, officers, employees, or agents for such purpose.

ARTICLE XI

Bylaws

The Bylaws of the Corporation may be altered, amended or repealed by the affirmative vote of a majority of the Board of Directors or by the affirmative vote of not less than two-thirds of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

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